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                         SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, DC 20549

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                                      FORM 8-K


                                   CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES AND EXCHANGE ACT OF 1934


           Date of report (Date of earliest event reported) March 4, 1999
                                (February 18, 1999)

                                THE MACERICH COMPANY
                ....................................................
                 (Exact Name of Registrant as Specified in Charter)

      Maryland                          1-12504                 95-4448705
 ..............................................................................
(State or Other Jurisdiction             (Commission              IRS Employer
         of Incorporation)           file Number)           Identification No.)


             401 Wilshire Boulevard, Suite 700, Santa Monica, CA 90401
 ..............................................................................
                      (Address of Principal Executive Offices)


         Registrant's telephone number, including area code (310) 394-6911


                                        N/A
 ..............................................................................
           (Former Name or Former Address, if Changed Since Last Report)


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ITEM 2.        ACQUISITION OR DISPOSITION OF ASSETS


          On February 18, 1999, The Macerich Partnership, L.P. ("Macerich Partnership") and Ontario Teachers' Pension Plan Board ("Ontario") acquired a 100% interest in three regional malls: Washington Square Shopping Center (Tigard, OR), Kitsap Mall (Silverdale, WA), Cascade Mall (Burlington, WA), the retail component of one mixed-use development (Redmond Towne Center) (Redmond, WA) and five contiguous properties through an asset sale. Macerich Partnership and Ontario acquired these properties through Pacific Premier Retail Trust, a real estate investment trust owned 51% by Macerich Partnership and 49% by Ontario. Two non-contiguous community centers were also acquired in this transaction by an affiliate of Macerich Partnership and Ontario. The Macerich Company is the sole general partner of, and owns a 78% interest in, Macerich Partnership.

          These properties comprise approximately 3.2 million square feet and were part of the first phase of a two phase acquisition of properties from various Safeco Corporation entities (collectively, the "Seller"). The assets acquired include, among other things, real property, the buildings and improvements located thereon, certain lease interests, tangible and intangible personal property and rights related thereto. A 50% interest in Oxmoor Center, Louisville, Kentucky, which was subject to a right of first refusal, will not be acquired by Macerich Partnership and Ontario.

          The purchase price for the first phase acquisition was approximately $427 million, and was determined in good faith, arms length negotiations between Macerich Partnership, Ontario and the Seller. Concurrent with the first phase closing, a ten-year $120 million loan with an interest rate of 6.7% was placed on Washington Square Shopping Center. In addition, $140.4 million of financing from an affiliate of the Seller was provided, with $109.8 million bearing interest at 6.5% and maturing from 12 to 17 years and $30.6 million bearing interest at 6.5% and maturing in one year. Also, a $39.4 million loan was assumed from a third party lender. The balance of the purchase price was paid in cash. Macerich Partnership funded its share of the cash component of the purchase price with the proceeds from its recent refinancing of Queens Center in Queens, New York and South Plains Mall in Lubbock, Texas and borrowings under Macerich Partnership's line of credit.

          In negotiating the purchase price, Macerich Partnership and Ontario considered, among other factors, the historical and projected cash flow of the properties, the nature and term of existing tenancies and leases, the current operating costs, the expansion availability, the physical condition of the properties, and the terms and conditions of available financing. Macerich
Partnership and Ontario obtained no independent appraisals.   Macerich
Partnership and Ontario intend to continue operating the properties as currently operated and leasing the space therein to national and local retailers.


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          The second phase of the transaction consists of the acquisition of the office component of Redmond Town Center for a purchase price of approximately $115 million. The closing of the second phase is expected to occur in May of 1999.

          The description contained herein of the transaction described above does not purport to be complete and is qualified in its entirety by reference to the Purchase and Sale Agreement which is filed as Exhibit 2.1 hereto.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     a.   Financial Statements of Business Acquired*
     b.   Pro Forma Financial Statements*
     c.   Exhibits

2.1 Purchase and Sale Agreement by and between Washington Square, Inc., Kitsap Associates Limited Partnership, Winmar Cascade, Inc., Winmar Oregon, Inc., Winmar of Kitsap, Inc., SCIT, Inc., Town Center Associates and Winmar Company, Inc., as Sellers, and The Macerich Partnership, L.P. and Ontario Teachers' Pension Plan Board, as Purchaser dated as of December 11, 1998.




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*It is impracticable to provide the required financial statements and pro forma financial information regarding the acquisition of the properties with this report. The required financial statements and pro forma financial information will be filed under cover of Form 8-K/A as soon as possible, but no later than 60 days after the date on which this Current Report on Form 8-K must be filed.


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                                      SIGNATURES


     Pursuant to the requirements of the Securities and Exchange Act of 1934, The Macerich Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Santa Monica, State of California, on March 4, 1999.


                                   THE MACERICH COMPANY




                                   By:  /s/Thomas O'Hern
                                        ............................
                                        Thomas O'Hern
                                        Executive Vice President and
                                        Chief Financial Officer


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                                    EXHIBIT INDEX

Exhibit No.    Document                                                    Page

2.1 Purchase and Sale Agreement by and between Washington Square, Inc., Kitsap Associates Limited Partnership, Winmar Cascade, Inc., Winmar Oregon, Inc., Winmar of Kitsap, Inc., SCIT, Inc., Town Center Associates and Winmar Company, Inc., as Sellers, and The Macerich Partnership, L.P. and Ontario Teachers' Pension Plan Board, as Purchaser dated as of December 11, 1998.

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